Exhibit 99.1

INNOPHOS, INC. REPORTS SECOND QUARTER 2006 RESULTS

CRANBURY, N.J., – Aug. 9 /PRNewswire/ – Innophos, Inc. one of the leading specialty phosphates producers in North America, today announced financial results for the second quarter 2006. Highlights include:

•	Sales for the three months ended June 30, 2006 were $139.3 million, an increase of $5.3 million, or 4.0%, as compared to $134.0 million for the comparable period in 2005.

•	Operating income for the three months ended June 30, 2006 was $12.2 million, an increase of $1.7 million, or 16.2%, as compared to $10.5 million for the comparable period in 2005. Operating income percentages increased to 8.8% for the quarter from 7.8% for the comparable period in 2005.

•	Depreciation and amortization for the three months ended June 30, 2006 was $11.6 million, an increase of $0.4 million, as compared to $11.2 million for the comparable period in 2005. Interest expense, excluding amortization of deferred financing costs of $0.7 million, for the three months ended June 30, 2006 was $7.6 million, an increase of $0.2 million, as compared to $7.4 million, excluding amortization of deferred financing costs of $0.7 million, for the comparable period in 2005. Income tax expense for the three months ended June 30, 2006 was $1.3 million, the same for the comparable period in 2005.

•	Net income for the three months ended June 30, 2006 was $2.7 million compared to net income of $1.8 million for the comparable period in 2005.

•	As of June 30, 2006, including Innophos Holdings Inc. and Innophos Investments Holdings Inc., Innophos, Inc. had cash and cash equivalents balance of $54.4 million. Innophos Inc. and Innophos Investments Holdings, Inc. net debt (total debt plus accrued interest on the Innophos Investments Holdings, Inc. Floating Rate Senior Notes less cash) at the end of the second quarter was $466.3 million an improvement of $3.3 million compared to the comparable net debt position as of December 31, 2005.

•	Capital expenditures for the three months ended June 30, 2006 were $2.7 million compared to $2.0 million for the comparable period in 2005.

Review of second quarter 2006 results

Net sales for the three months ended June 30, 2006 were $139.3 million, an increase of $5.3 million, or 4.0%, as compared to $134.0 million for the same period in 2005. Selling price increases to offset rising raw material costs had a positive impact of 9.2% or $12.4 million on sales. Volume declines had a negative effect of 5.2% or $7.1 million.

The following table illustrates for the three months ended June 30, 2006 the percentage changes in net sales by reportable segment compared with the comparable period in 2005, including the effect of price and volume/mix changes:

	Price	Volume/Mix	Total
United States	8.9%	(12.3)%	(3.4)%
Canada	18.7%	(20.3)%	(1.6)%
Mexico	8.2%	10.6%	18.8%

The following table illustrates for the three months ended June 30, 2006 the percentage changes for net sales by major product lines compared with the comparable period in 2005, including the effect of price and volume/mix changes:

	Price	Volume/Mix	Total
Purified Phosphoric Acid	11.8%	13.7%	25.5%
Specialty Salts and Specialty Acids	9.1%	(14.5)%	(5.4)%
STPP and Other	7.5%	(1.3)%	6.2%

Purified Phosphoric Acid volumes were strong for the three months ended June 30, 2006 as a major customer rebuilt inventories after a first quarter 2006 inventory depletion. Volume impacts for STPP and Other were relatively small for the three months ended June 30, 2006. In the three months ended June 30, 2006, we realized the benefit of carrying over 2005 production of GTSP (Granular Triple SuperPhosphate) specifically for the 2006 fertilizer season. This benefit was an offset to the volume declines in low margin resales. The volume decline for the three months ended June 30, 2006 for Specialty Salts and Specialty Acids, comes from the following approximate impacts:

•	43% from changes in customers’ inventory levels, mix, and changes in end use demand

•	32% from reduced share at several accounts

•	13% from discontinuing low margin resales/tolls

•	12% due to customer product reformulation

The primary drivers of the 32% share loss:

•	51% due to the price driven loss of sales share in one particular product line due to imported material.

•	40% due to customers unexpectedly moving their production offshore, and lost share in export markets.

•	9% due to other miscellaneous factors

Specialty Salts and Specialty Acids volumes were comparable to those of the first quarter 2006.

Gross profit for the three months ended June 30, 2006 was $23.5 million, a decrease of $0.6 million, or 2.5%, as compared to $24.1 million for the comparable period in 2005. Gross profit percentage decreased to 16.9% for the three month period ended June 30, 2006 versus 18.0% for the comparable period in 2005. Higher selling prices of $12.4 million were offset by lower volumes, higher raw material costs and depreciation of $12.1 million. Gross profit was also negatively impacted by $0.9 million from our planned non-annual major maintenance outage at our Geismar, Louisiana facility.

Operating expenses for the three month period ended June 30, 2006, were $11.3 million, a decrease of $2.3 million, or 16.9%, as compared to the three month period ended June 30, 2005. This decrease was primarily due to decreases of $0.6 million of legal and professional fees related to the Rhodia indemnification matter and the defense of the CNA claims, and Innophos Investments Holdings, Inc.’s $120 million Floating Rate Senior Notes offering, $1.0 million of separation, relocation and recruitment costs, and $1.1 million of Mexico controls costs incurred in 2005, partially offset by increases of $0.9 million for legal and professional fees including fees related to filings with the Securities and Exchange Commission.

Innophos Inc. Summary Financials:

Summary Balance Sheet (unaudited)

	As of June 30, 2006	As of December 31, 2005
(in millions)
Assets
Cash and cash equivalents	$54.2	$61.2
Other current assets	150.3	154.8
Property, plant and equipment, net	288.4	305.0
Other non-current assets	116.7	121.0

Total assets	$609.6	$642.0

Liabilities and Stockholders’ Equity
Short-term borrowing and current portion of long-term debt	$26.9	$20.0
Accounts payable and other current liabilities	56.7	76.0
Long-term debt	352.0	377.9
Other long-term liabilities	28.5	28.4

Total liabilities	464.1	502.3
Stockholders’ equity	145.5	139.7

Total liabilities and stockholders’ equity	$609.6	$642.0

Statements of operations (unaudited)

	Three months ended June 30, 2006		Three months ended June 30, 2005
	Amount	%	Amount	%
Net sales	$139.3	100.0	$134.0	100.0
Cost of goods sold	115.8	83.1	109.9	82.0

Gross profit	23.5	16.9	24.1	18.0
Operating expenses: Selling, general and administrative	10.8	7.8	13.0	9.7
Research & Development Expenses	0.5	0.4	0.6	0.4

Operating income	12.2	8.8	10.5	7.8
Interest expense, net	8.3	6.0	8.1	6.0
Foreign exchange (gains)/losses, net	(0.2)	(0.1)	(0.3)	(0.2)
Other expense (income)	0.1	0.1	(0.4)	(0.3)
Provision for income taxes	1.3	0.9	1.3	1.0

Net income	$2.7	1.9	$1.8	1.3

	Six months ended June 30, 2006		Six months ended June 30, 2005
	Amount	%	Amount	%
Net sales	$269.6	100.0	$272.2	100.0
Cost of goods sold	224.3	83.2	223.9	82.3

Gross profit	45.3	16.8	48.3	17.7
Operating expenses: Selling, general and administrative	21.2	7.9	27.7	10.2
Research & Development Expenses	0.8	0.3	1.1	0.4

Operating income	23.3	8.6	19.5	7.2
Interest expense, net	17.3	6.4	16.1	5.9
Foreign exchange (gains)/losses, net	(0.2)	(0.1)	—	—
Other expense (income)	—	—	(0.3)	(0.1)
Provision for income taxes	0.4	0.1	3.0	1.1

Net income	$5.8	2.2	$0.7	0.3

Due to the Securities and Exchange Commission quiet period restrictions, Innophos, Inc. will not hold a conference call to discuss the second quarter financial results.

About Innophos, Inc.

Innophos, Inc. (www.innophos.com) is one of the leading North American manufacturers of specialty phosphates, serving a diverse range of customers across multiple applications, geographies and channels. Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications. Innophos’ market-leading positions derive from its experience and dedication to customer service and innovation. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico).

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos’ dependence upon third-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.